EXHIBIT 99.1

Community West Bank Opens New Loan Production Office in San Luis Obispo

GOLETA, Calif., Sept. 17, 2015 (GLOBE NEWSWIRE) -- Community West Bank (the Bank), a wholly owned subsidiary of Community West Bancshares (NASDAQ:CWBC), (the Company), today announced that it has opened a new loan production office in San Luis Obispo. The new office is located at 1977 Santa Barbara Avenue Suite 101, San Luis Obispo and the office phone number is 805-597-3655.

"This new regional loan production office further expands our network and presence in San Luis Obispo County," said Martin E. Plourd, President and CEO. "With low unemployment and a vibrant business community, San Luis Obispo County is a logical expansion for us."

In May, the Company announced that Bill Filippin, veteran central coast banker, joined the executive team as EVP/Market President.

"We are privileged to have Bill leading our new San Luis Obispo loan production office.  With over 20 years of executive level experience in San Luis Obispo County, Bill brings significant commercial banking expertise and provides additional capabilities and depth to our executive team as we develop our plans for future growth and expansion," said Plourd.  "Bill's successful career and local market knowledge make him a valuable asset to our Bank.  We are very excited to be part of the San Luis Obispo County community and offer our banking services to this new market. This loan production office is just the first step of our San Luis Obispo county expansion as we continue to look for ways to grow our footprint along the Central Coast."

Prior to joining the Bank, Mr. Filippin served with Heritage Oaks Bank (and Mission Community Bank until it was merged into Heritage Oaks Bank in February 2014) as Market Area President from March 2012 to May 2015, and Executive Vice President and Chief Credit Officer from August 2010 to March 2012.

In June, the Company also announced that James W. Lokey had been appointed to its Board of Directors and to the Board of Directors of the Bank, the Company's wholly-owned subsidiary. Mr. Lokey has more than 42 years of bank management experience and has significant ties to the communities of the Central Coast, specifically San Luis Obispo County.

"We are very excited with the Team that has come together to help facilitate our expansion into San Luis Obispo County," said Bill Filippin, EVP/Market President. "We are committed to providing existing and prospective clients with a consultative, knowledgeable banking partner and to provide comprehensive credit and deposit services to qualified clients within the markets we serve. This is a very talented group of bankers with the experience and professionalism to meet our clients and prospects' expectations by providing a high level of concierge banking services."

The San Luis Obispo Regional Team is comprised of:

  Jason Bietz, Regional Manager – Mr. Bietz is a Cal Poly San Luis Obispo graduate who has been banking in San Luis Obispo County since 2004. He has held a number of positions in both community and corporate banking within the San Luis Obispo County market with the latest being VP/Senior Relationship Manager within the Commercial Banking and National Food and Ag Group for Wells Fargo Bank. Jason is a very skilled relationship manager who can perform multiple duties in all aspects of lending including C&I, commercial real estate, construction, along with agricultural lending.

  Kirk Vaughn, VP/Commercial Banking Relationship Manager – Mr. Vaughn is a graduate of Cal Poly San Luis Obispo with degrees is both Finance and Business Management and was most recently a Business Development Officer with Wells Fargo Bank in San Luis Obispo. He is capable of navigating the complex commercial lending channel to facilitate and set client/prospect expectations during the interview process which enables a transparent hand-off of clients to the Commercial Lending Team after assessing the client's needs.

  Jeff Mercer, Commercial Loan Officer – Mr. Mercer is a California State University, East Bay graduate who has been banking in San Luis Obispo County since 2003. He has held a number of positions in both community and corporate banking with the latest being VP/Senior Loan Officer responsible for supporting Business Bankers with commercial credit requests ranging from $1MM to $7MM in San Luis Obispo, Santa Barbara, and Ventura Counties for Rabobank.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California.  The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura, and Westlake Village.  The principal business activities of the Company are Relationship banking, Manufactured Housing, and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com